SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant                       X
                                           -------

Filed by a Party other than the Registrant
                                           -------

Check the appropriate box:

         Preliminary Proxy Statement
-------
          Confidential, for Use of the Commission Only (as permitted by Rule
-------   14a-6(e)(2))

   X      Definitive Proxy Statement
-------
          Definitive Additional Materials
-------
          Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
-------

                                    PSC INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box)

         $125  per  Exchange   Act  Rules   0-11(c)(1)(ii),   14a-6(i)(1),   or
-------  14a-6(i)(2)  or Item 22(a)(2)

         $500 per each party to the  controversy
-------  pursuant to Exchange Act Rule  14a-6(i)(3)

         Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
-------
         (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.

         ----------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

         (5) Total fee paid:

         ----------------------------------------------------------------------


    X     Paid previously with preliminary materials
--------
          Check box if any part of the fee is offset as provided by Exchange Act -------- Rule 0-11(a)(2) and identify the filing for which the offsetting fee
          was paid  previously.   Identify  the previous filing by registration
          statement  number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:
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         (2) Form, Schedule or Registration Statement No.:
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         (3) Filing party:
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         (4) Date filed:
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

                                    PSC Inc.
                                 675 BASKET ROAD
                             WEBSTER, NEW YORK 14580

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   To Be Held
                                 April 30, 1996


TO THE SHAREHOLDERS OF PSC Inc.:

         The annual meeting of shareholders of PSC Inc. (the "Company") will be held on Tuesday, April 30, 1996 at 9:00 a.m. at the Dryden Theatre, George Eastman House, 900 East Avenue, Rochester, New York (the "Annual Meeting") for the following purposes:

         1.       To elect three (3) directors, each to serve a three-year term.

         2.  To  consider  and  act  upon a  proposal  to  amend  the  Company's
Certificate   of  Incorporation  to increase the number  of   authorized  Common
Shares from 25,000,000 shares to 40,000,000 shares.

         3. To consider and act upon a proposal to amend the Company's Certificate of Incorporation to authorize a new class of series Preferred Shares, consisting of 10,000,000 shares.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on March 18, 1996 as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed.

         SHAREHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND TO MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                            By Order of the Board of Directors


                                                     MARTIN S. WEINGARTEN
                                                              Secretary



DATED:  Rochester, New York
            March 25, 1996

                                    PSC Inc.
                                 675 Basket Road
                             Webster, New York 14580

                                 PROXY STATEMENT

                               GENERAL INFORMATION


         This Proxy Statement is furnished to shareholders of PSC Inc. (the "Company") by the Board of Directors (the "Board") of the Company in connection with the solicitation of the enclosed proxy for use at the annual meeting of shareholders to be held on Tuesday, April 30, 1996 at the Dryden Theatre, George Eastman House, 900 East Avenue, Rochester, New York, at 9:00 a.m., Eastern Daylight Time, and at any adjournments thereof (the "Annual Meeting").

         The  principal  executive  offices of the  Company  are  located at 675
Basket Road, Webster, New York 14580, and its telephone number is (716) 265-1600. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is March 25, 1996.

Voting Information

         Only shareholders of record at the close of business on March 18, 1996 will be entitled to notice of and to vote at the Annual Meeting. As of March 18, 1996, 10,001,124 common shares, par value $.01 per share, of the Company ("Common Shares") were outstanding and entitled to vote at the Annual Meeting. Shareholders are entitled to cast one vote for each share held of record at the close of business on March 18, 1996 on each matter submitted to a vote at the Annual Meeting. Any shareholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, 675 Basket Road, Webster, New York 14580, or by voting in person at the Annual Meeting. If a shareholder is not attending the Annual Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Annual Meeting.

         When proxies are properly dated, executed and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instruction of the shareholder. If no specific instructions are given, the shares will be voted FOR the election of the three nominees as directors, FOR the proposals to amend the Company's Certificate of Incorporation to increase the Company's authorized Common shares and FOR the proposal to amend the Company's Certificate of Incorporation to authorize a new class of series Preferred Shares.

         The Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

         The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

         Under the law of New York, the Company's state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. Usually, this occurs where brokers have not received instructions from clients, in which case brokers are permitted to vote on "routine" matters but not on non-routine matters. The missing votes on non-routine matters are broker non-votes.

     For the election of directors, only proxies and ballots marked "FOR all nominees", "WITHHELD for all nominees" or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; votes that are withheld are excluded entirely from the vote and will have no effect. Directors are elected by a plurality of the affirmative votes cast. Since each of the proposals to amend the Company's Certificate of Incorporation requires the affirmative vote of a majority of all outstanding shares entitled to vote for approval, an abstention or a broker non-vote on a proposal is counted in the tabulation of votes cast and will have the same legal effect as a vote against such proposal.

Proxy Solicitation

         The entire cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, some of the officers and regular employees of the Company, without extra remuneration, may solicit proxies, personally or by telephone, telegram or cable. The Company may also request brokers, banks, nominees, custodians, fiduciaries, and others to forward soliciting material to the beneficial owners of the Company's Common Shares and will reimburse such persons for reasonable expenses incurred in forwarding such materials. In addition, the Company has retained Chemical Mellon Shareholder Services, L.L.C. to assist in distribution of proxy solicitation materials and solicitation and collection of proxies for an anticipated fee of not more than $9,000 plus out-of-pocket expenses.

Proxy Statement Proposals

         At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the annual meeting.

         Shareholders of the Company also may submit proposals for inclusion in the proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in the Company's 1997 proxy material, a shareholder's proposal must be received not later than November 26, 1996 at the principal office of the Company, 675 Basket Road, Webster, New York 14580.

         In addition, the Company's By-Laws provide that in order for business to be brought before an annual meeting of shareholders, a shareholder must deliver written notice to the Secretary of the Company not less than 90 days prior to the date of the meeting. The notice must set forth the shareholder's name, address and number of shares of Company stock held, a representation that the shareholder intends to appear in person or by proxy at the meeting to make the proposals, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest of the shareholder in the proposals, and such other information regarding the proposal as would be required to be included in a proxy statement. No such notice has been received by the Company.

         The By-Laws also provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to the Secretary of the Company. The notice must be delivered not less than 90 days before the date of a meeting of shareholders. The notice must set forth the name and address and number of shares of Company stock owned by the shareholder, the name and address of the person to be nominated, a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such shareholder, the business address and experience during the past five years of the nominee, any other directorships held by the nominee, the nominee's involvement in certain legal proceedings during the past five years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director of the Company if elected. No such notice has been received by the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table and notes thereto set forth certain information regarding beneficial ownership of the Company's Common Shares as of February 1, 1996 by (i) each person who was known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Shares, (ii) each of the Company's directors and nominees for director, (iii) each of the Company's executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. The information as to each person has been furnished by such person, and, except as noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

                                                        Shares         Percent
Name of Beneficial                                   Beneficially   Beneficially
     Owner                                               Owned           Owned
     -----                                               -----           -----
L. Michael Hone*(1) ...........................         1,052,912          9.67%
  675 Basket Road
  Webster, NY 14580
Milton P. Axelrod*(1)(2) ......................            32,266         +
Robert S. Ehrlich*(1)(3) ......................           223,000          2.21%
James W. Henry*(1)(4) .........................           223,224          2.23%
Donald K. Hess*(1) ............................            31,870         +
Thomas J. Morgan** ............................             1,700         +
James C. O'Shea*(1) ...........................            21,492         +
Jack E. Rosenfeld*(1) .........................            20,359         +
Abby R. Solomon*(1)(5) ........................            67,287         +
Justin L. Vigdor*(1) ..........................            14,000         +
Jay M. Eastman**(1)(6) ........................           171,046          1.69%
Stanley D. Seitz(1) ...........................            54,112         +
Richard N. Stathes(1) .........................            65,380         +
William J. Woodard(1) .........................            52,939         +
All directors and executive
 officers as a group including
 those named above
 (23 persons)(7) ..............................         2,199,756         19.18%

* Member of the Board of Directors of the Company
**Nominee to the Board of Directors
+ Less than 1%

(1) Includes the following shares subject to acquisition by the exercise of stock options which are, or within 60 days after February 1, 1996 will be, exercisable and are therefore deemed under Securities and Exchange Commission regulations to be beneficially owned: Messrs. Axelrod, Henry, Hess, O'Shea, Rosenfeld, Solomon and Vigdor, 10,000 shares each; Mr. Hone, 885,833 shares; Mr. Ehrlich, 93,000 shares; Mr. Seitz, 53,953 shares; Dr.
Eastman, 145,286 shares; Mr. Stathes, 53,930 shares; Mr. Woodard, 52,230 shares.

(2) Does not include 9,452 shares held by his wife, as to which Mr. Axelrod disclaims beneficial ownership.

(3) Includes 15,000 shares held by Ehrlich & Co. and 80,000 shares held in the R. S. Ehrlich & Co. Pension Plan Trust (the pension plan for Ehrlich & Co.). Mr. Ehrlich is the senior partner in Ehrlich & Co. and may be deemed to be in control of that partnership. Accordingly, he may be deemed to beneficially own the shares owned by Ehrlich & Co. and by the R. S. Ehrlich & Co. Pension Plan Trust.

(4) Includes 68,999 shares held by Pacific Risk Management, Inc., 105,000 shares held by Pacific Risk Management, Inc. Pension Plan and Trust and 36,666 shares held by Mrs. Henry. Mr. Henry is President of Pacific Risk Management, Inc. and may be deemed to be in control of that corporation. Accordingly, he may be deemed to beneficially own the shares owned by Pacific Risk Management, Inc.

(5) Includes 4,236 shares held by Mr. Solomon as custodian for a child and 3,586 shares held by his wife as custodian for a child.

(6) Includes 3,121 shares held by Dr. Eastman's wife, 16,005 shares held by his wife as custodian for their minor children, and 3,465 shares held by his children.

(7) Includes 1,471,280 shares subject to acquisition by the exercise of stock options which are, or within 60 days after February 1, 1996 will be, exercisable.

                              ELECTION OF DIRECTORS
                                 (Proxy Item 1)

         The Board of Directors is composed of nine members and divided into three classes, with each class consisting of three directors. The directors of each class will be elected to three-year terms, with one class being elected each year.

         The term of directors in one class, consisting of three directors, expires in 1996. At the Annual Meeting, Messrs. Jay M. Eastman, James W. Henry and Thomas J. Morgan, will be nominated to serve until the Annual Meeting of Shareholders in 1999 and until their successors have been duly elected and qualified. Unless otherwise instructed on the proxy card, the proxy will be voted for the election of the three nominees for directors. If you do not wish your shares to be voted for particular nominees, please so indicate in the space provided on the proxy card.

         Only one of the nominees for director to be elected at this Annual Meeting, James W. Henry, currently serves as a director of the Company. Messrs. Milton Axelrod and Abby Solomon, whose terms expire at this Annual Meeting, will retire as directors upon the expiration of their current terms. The Board of Directors and the Company have greatly benefited from the guidance and experience of Messrs. Axelrod and Solomon and are grateful for their contributions. Jay M. Eastman and Thomas J. Morgan will be standing for election for the first time.

         If one or more of these nominees becomes unable or unwilling to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for the remaining nominee(s) and for any substitute nominee(s) designated by the Board of Directors. The Board of Directors does not anticipate that any nominee will be unavailable or unable to serve.

Information Concerning Nominees for Directors and other Incumbent Members of the Board of Directors

         Certain biographical and other information about the three nominees for election as directors and the directors continuing in office is presented below.

Nominees for directors to be elected for a three-year term expiring in 1999:

     Dr. Jay M. Eastman, age 47, is being elected to the Board for the first time. He has served as Senior Vice President, Strategic Planning since January 1, 1996 and as as Executive Vice President of the Company from December 1987 until December 1995. He joined the Company in 1986 when the Company acquired Optel Systems, Inc., a corporation which he co-founded and for which he served as Chairman, President and Chief Executive Officer from its formation in 1981. Dr. Eastman is also President, Chief Executive Officer and major shareholder of Lucid Technologies, Inc. ("LTI") (Rochester, NY), a corporation he founded in November 1991. LTI designs and manufactures custom electro-optical instrumentation for application in fields such as desk top publishing and medical diagnosis. Until January 1983, Dr. Eastman was Director of the
University of Rochester's Laboratory for Laser Energetics. Dr. Eastman holds Ph.D. and Bachelor's degrees in Optics from the University of Rochester and is a named inventor in 17 United States patents, 14 of which relate to bar code scanning and have been assigned to the Company, one of which relates to nuclear fusion and is owned by the United States Department of Energy and two of which relate to laser interferometry and are owned by the University of Rochester. Dr. Eastman is also a director of Electric Fuel Corporation, an Israel-based company.

         James W. Henry, age 44, has served as a director of the Company since 1989. He has been President of Pacific Risk Management, Inc., San Francisco, California (a securities trading company), since April 1977.

     Thomas J. Morgan, age 60, is being elected to the Board for the first time. Mr. Morgan is a consultant in quality control for the food and beverage industry and in marketing for new businesses. Mr. Morgan was the President and Chief Executive Officer (October 1987 - January 1993) and Chairman of the Board (January 1993 - January 1995) of Verax Systems, Inc. (Rochester, NY), a manufacturer of data collection and specialized software for statistical process control. Prior thereto, he was Senior Vice President of Marketing for the Company (May 1983 to May 1984) and Vice President of Marketing and Sales for Bausch & Lomb, Inc. (November 1964 to May 1983).

Directors whose terms expire in 1997:

         Donald K. Hess, age 65, has served as a director of the Company since 1987. From 1975 until his retirement in December 1995, Mr. Hess was Vice President of the University of Rochester, Rochester, New York. He currently continues his association with the University of Rochester on a part time basis as Vice President Emeritus.

         James C. O'Shea, age 50, has served as a director of the Company since 1989. He has been Chairman of the Board and Chief Executive Officer of Bioject Inc., a medical device manufacturer of needle free injection systems in Portland, Oregon, since April 1995. Prior thereto, he was President of Biopure Corporation, a biomedical manufacturer in Boston, Massachusetts, from January 1989 until April 1995 and held a variety of positions with Fresenius, USA, Inc. (formerly Delmed, Inc.) from June 1981 to December 1988, the most recent of which was that of Executive Vice President.

         Justin L. Vigdor, age 66, has served as a director of the Company since 1989. He has been an attorney since 1951 and is a partner in the law firm of Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP, Rochester, New York, counsel to the Company. He is also a director of IEC Electronics Corp. in Newark, New York.

Directors whose terms expire in 1998:

         Robert S. Ehrlich, age 58, has served as a director of the Company since 1983 and was Chairman of the Board of Directors from December 1987 until July 1992. Since January 2, 1995, Mr. Ehrlich has been engaged to provide consulting services to the Company. From August 1991 until December 1994, Mr. Ehrlich was employed by the Company as a senior management executive. Mr. Ehrlich has been Chairman of the Board of Electric Fuel Corporation ("EFC") since January 1993 and Chief Financial Officer of EFC since May 1991. EFC is an Israel-based company engaged in the research, development and commercialization of a powering system for electric vehicles based on a mechanically rechargeable zinc air battery system. Mr. Ehrlich serves as a director of Fresenius, USA, Inc. (formerly Delmed, Inc.), a manufacturer and distributor of renal care systems, solutions and supplies.

         L. Michael Hone, age 46, has served as Chairman of the Board of Directors since July 1992 and as President and as a director of the Company since December 1987 and as Chief Executive Officer since April 1989. His previous positions with the Company were President/General Manager Webster Operations (1986-1987), Vice President/General Manager Operations (1985-1986), Vice President Sales and Marketing (1984-1985), National Sales Manager (1984), and Regional Sales Manager (1981-1984). Prior to joining the Company, Mr. Hone was employed by the 3M Company and by Citicorp. Mr. Hone is also a director of Verax Systems, Inc., and Rochester Healthcare Information Group, Inc., Rochester, New York.

         Jack E. Rosenfeld, age 57, has served as a director of the Company since 1989. He was President and Chief Executive Officer of Hanover Direct, Inc. (formerly Horn & Hardart Co.) (September 1990 - January 1, 1996) and President and Chief Executive Officer of its direct marketing subsidiary (May 1, 1988 - January 1, 1996). Mr. Rosenfeld continues to serve with Hanover Direct, Inc. as a senior Board member and as director emeritus. From July 1, 1986 until May 1, 1988, Mr. Rosenfeld was a partner in Rosenfeld & Co., a private investment banking group. Mr. Rosenfeld is also a director of EFC.

Information Regarding the Board and its Committees

         The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company and its subsidiaries and appoints the corporate officers of the Company who are responsible for conducting business on a day-to-day basis. In 1995, the Board of Directors held five meetings.

         Each director attended seventy-five percent or more of the meetings held by the Board of Directors and the committees on which the director served.

         The  Board  of  Directors  has  three  standing   committees  -  Audit,
Executive, and Compensation.

         The Audit Committee has the responsibility for recommending the appointment of the Company's outside auditors, reviewing the scope and results of audits, and reviewing internal accounting controls and systems. These reviews include meetings with the independent auditors and representatives of management, as well as separate and private meetings with the independent auditors to insure that the scope of their activities had not been restricted and that adequate responses to their recommendations had been received. In addition, the Audit Committee reviews the estimated fees and types of non-audit services to be rendered to the Company by the independent accountants for the coming year. The minutes of the Audit Committee meetings as well as all of the recommendations of the Audit Committee are submitted to the full Board of Directors. The Audit Committee, consisting of Messrs. Hess (Chairman), Axelrod and Solomon, met three times in 1995.

         The Executive Committee is authorized to exercise the powers of the Board of Directors in the interval between regular meetings of the Board and serves as both the investment committee and the nominating committee of the Board. The Executive Committee, consisting of Messrs. O'Shea (Chairman), Ehrlich, Hone and Vigdor, held two meetings and took action by unanimous written consent two times in 1995.

         The Compensation Committee (a) administers the Company's 1987 and 1994 Stock Option Plans and any other stock option plan of the Company, (b) administers the Company's 1990 and 1995 Employee Stock Purchase Plans, (c) reviews and makes recommendations with respect to management compensation, including salaries and bonus awards, (d) examines the impact and effect of various benefits and incentive plans and reviews and recommends changes or amendments to such programs to the Board, and (e) reviews and approves employee and consulting agreements. The Compensation Committee, consisting of Messrs. Henry (Chairman), O'Shea and Rosenfeld, held three meetings and took action by unanimous written consent six times during 1995.

Compensation of Directors

         Directors who are employees or consultants of the Company (Messrs. Hone and Ehrlich) receive no compensation for their services as directors or as members of committees. Each director who is not an employee or consultant of the Company is paid $400 for each Board and Committee meeting attended by him, except that no more than $400 is paid if more than one meeting occurs on the same day. For 1995, an aggregate of $20,000 in meeting fees was paid to the seven non-employee directors. Each non-employee director is also reimbursed the reasonable expenses incurred in attending the meeting. In addition, each of the seven non-employee directors received $7,500 for services rendered in 1995.

         Under the Company's plan for Deferral of Directors' Fees (the "Deferral Plan"), each director who is not an employee of the Company may elect each year to defer all or part of his director's fees by filing an irrevocable election with the Company before the beginning of the year or such shorter period for which the election may be effective. Each participating director will have the deferred compensation credited to an account that will also be credited with an assumed interest at an annual rate that is equal to the prime interest rate of the Company's senior institutional lender. The amount in each participating director's account, including the accrued assumed interest, will be paid in accordance with the payment option selected by the participating director at the time the irrevocable election is made. Under the Deferral Plan, a participating director may elect to receive either lump sum or installment payments (not exceeding 10 installments). During 1995, no directors participated in the Deferral Plan and no assumed interest was accrued.

         The Company's 1987 Stock Option Plan (the "1987 Plan") and the Company's 1994 Stock Option Plan (the "1994 Plan") each provides for automatic grants of stock options to each member of the Board of Directors who is not also an employee or consultant of the Company. All directors, except Messrs. Ehrlich and Hone, are non-employee directors.

         Under the 1987 Plan as amended, a Non-Employee Director Stock Option ("NEDSO") for 3,333 shares will be granted to each non-employee director automatically every year on the date of the Annual Meeting of Shareholders and pursuant to the 1994 Plan a NEDSO for 3,167 shares will automatically be granted to each non-employee director at the same time. At such time as there no longer are shares available for options under the 1987 Plan, NEDSOs for 6,500 shares will be granted to each non-employee director under the 1994 Plan each year on the date of the Annual Meeting.

         On the date of the 1995 Annual Meeting of Shareholders, NEDSOs to purchase an aggregate of 6,500 shares were granted to each non-employee director at a purchase price of $12.75 per share, the fair market value on the date of the grant. Said NEDSOs are exercisable in two equal installments on May 3, 1996 and May 3, 1997 and terminate on May 3, 2000.

     Under a consulting agreement with the Company, Mr. Ehrlich renders services to the Company from time to time in such areas as strategic planning, corporate development, mergers and acquisitions and development of overseas markets. In 1995 he received a consulting fee of $54,000. The consulting agreement with Mr. Ehrlich contains a covenant not to compete. The agreement terminates in December 1996. On May 3, 1995, Mr. Ehrlich was granted a Non-Statutory Stock Option under the Company's 1987 and 1994 Plans to purchase an aggregate of 6,500 shares at a purchase price of $12.75 per share, the fair market value on the date of grant. Said options are exercisable in two equal installments on May 3, 1996 and May 3, 1997 and terminate on May 3, 2000.

Directors' and Officers' Liability Insurance Policy

         The Company has an insurance policy for $10,000,000 effective until January 20, 1997, which protects its officers and directors against losses which certain persons may incur because of their acts or omissions as officers or directors. The policy is underwritten by Federal Insurance Company at an annual premium of $124,375.

                         EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

         The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated officers of the Company.

                                                                       Long Term
                                                                     Compensation
                                                                     ------------
                                         Annual Compensation            Awards
                               ------------------------------------     ------
                                                             Other                   All
                                                             Annual   Securities    Other
Name and                                                      Comp.   Underlying    Comp.
Principal Position             Year   Salary ($) Bonus($)(1) ($)(2)   Options(#)    ($)(3)
----------------------------   ----   ---------- ----------- -- ---   ----------   -------
Michael Hone ...............   1995   $270,624   $ 86,426    $ 47,111       --     $  7,275
Chairman of the Board, .....   1994    197,096    108,531      51,387    820,833      4,550
  President and Chief ......   1993    154,350     54,005        --      120,000      4,481
  Executive Officer

Jay M. Eastman .............   1995    112,115     15,040      15,076       --        3,386
  Executive ................   1994    114,231     51,277        --       62,453      2,600
  Vice President ...........   1993    103,000     28,168        --       20,000      2,600

Richard N. Stathes .........   1995    155,846      4,954        --         --        2,125
  Vice President, ..........   1994    148,216     11,672        --       33,930        719
  North American Sales .....   1993    115,018      2,991        --       15,000        826

Stanley D. Seitz (4) .......   1995    135,098     12,060      14,697       --        2,235
  Senior Vice President
  Operations ...............   1994    106,431     40,983      50,023     61,453       --

William J. Woodard (5) .....   1995    118,984      7,273      16,134       --        3,438
  Vice President,
  Finance and Treasurer 1994            43,541     12,315       4,437     57,230      1,499

(1) The bonus amounts are payable pursuant to the Company's Management Incentive Plan and Employee Profit Sharing Plan described below under the caption "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE

COMPENSATION." In addition, a portion of Mr. Hone's bonus for 1995 consists of a Recognition Bonus. See "EXECUTIVE OFFICER COMPENSATION - Employment Agreements and Arrangements" and "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION."

(2) Except as noted, none of the executive officers named in the Summary Compensation Table received personal benefits in excess of the lesser of $50,000 or 10% of such individual's reported salary and bonus for 1995, 1994 or 1993. The amounts shown for 1995 include reimbursement for automobile expenses as follows: Mr. Hone, $15,348; Mr. Eastman, $12,355; Mr. Seitz, $10,296; and Mr.
Woodard, $10, 296. The other personal benefits included in these numbers represent reimbursement for family travel expenses and personal financial planning services and amounts paid on behalf of the individuals for premiums on enhanced life and disability insurance policies. Of the amount shown for Mr. Hone in 1994 $14,052 represents automobile expenses and $36,691 represents reimbursement for family travel expenses. Of the amount shown for Mr. Seitz in 1994 $4,580 represents automobile expenses, $7,476 represents reimbursement for family travel expenses, and $37,967 represents relocation expenses.

(3) For 1995, "All Other Compensation" includes (a) the Company's matching contributions to its 401(k) Profit Sharing Plan and (b) the amount paid on behalf of the individual for the term portion of insurance under the Company's Executive Split Dollar Plan. For 1994, "All Other Compensation" represents
the  Company's   matching contributions made to its 401(k) Profit Sharing Plan.

(4)      Mr. Seitz became an executive officer of the Company in January 1994.

(5)      Mr. Woodard became an executive officer of the Company in August 1994.

Options and Stock Appreciation Rights

         No stock options or stock appreciation rights were granted during fiscal 1995 to the executive officers named in the Summary Compensation Table above.

         The following table sets forth information with respect to the executive officers named in the Summary Compensation Table, concerning the exercise of options during fiscal year 1995 and unexercised options held as of the fiscal year ended December 31, 1995.

       AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES
                                                       Number of Securities           Value of Unexercised
                                                       Underlying Unexercised Option  In-the-Money Options at
                                                       at December 31, 1995 (#)       December 31, 1995 ($)(2)
                                                       ----------------------------   ------------------------
                   Shares Acquired     Value
Name               on Exercise (#)(1)  Realized ($)(1) Exercisable  Unexercisable     Exercisable   Unexercisable
----               ------------------  --------------- -----------  -------------     -----------   -------------

L. Michael Hone ..       --           $   --           873,333      265,000            $704,996     $601,875

Jay M. Eastman ...     20,000         $150,400         141,286      18,667             515,462        62,001

Richard N. Stathes       --           $   --            51,430      12,500              47,604        41,250

Stanley D. Seitz .       --           $   --            50,203      11,250              27,500        30,938

William J. Woodard       --           $   --            47,230      10,000              17,475         3,700


(1) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Shares from the option grant date to the option exercise date. Value is calculated based on the difference between the option price and closing market price of the Common Shares on the date of exercise multiplied by the number of shares to which the exercise relates. No cash is realized until the shares received upon exercise of an option are sold.

(2) The closing price for the Company's Common Shares as reported by the Nasdaq National Market on December 31, 1995 was $9.25. Value is calculated on the basis of the difference between the option price and $9.25 multiplied by the number of Common Shares underlying the option.

Employment Agreements and Arrangements

         L. Michael Hone

         On September 14, 1995, the Company entered into an employment agreement (the "Agreement") with Mr. Hone designed to assure the Company of his continued employment as Chairman of the Board, President and Chief Executive Officer. The "Initial Term" under the Agreement will expire on December 31, 1999. However, unless written notice is given to the contrary by either the Company or Mr. Hone at least 180 days prior to the expiration date, the employment period will automatically be extended for an additional two years (the "Additional Term").

         Under the Agreement, Mr. Hone receives a salary at the annual rate of not less than $325,000, a recognition bonus ("Recognition Bonus") in each year during the Initial Term and the Additional Term in an amount not less than 25% of the Base Salary then in effect, and a performance bonus ("Performance Bonus"), each year beginning January 1, 1996, if, the Company achieves or exceeds a certain performance goal ("Performance Goal"), as adopted by the Board of Directors prior to the beginning of each year. If 90-99% of the Performance Goal is achieved, the Performance Bonus will be not less than 25% of Base Salary, if 100-109% of the Performance Goal is achieved, the Performance Bonus will not be less than 50% of Base Salary, if 110-119% of the Performance Goal is achieved, the Performance Bonus will not be less than 75% of Base Salary, and if 120% or more of the Performance Goal is achieved, the Performance Bonus will not be less than 95% of Base Salary. No Performance Bonus will be paid if less than 90% of the Performance Goal is achieved. The Performance Bonus will be in lieu of any bonuses under the Company's current Management Incentive Plan.

         Under the Agreement, the Company will pay the premiums associated with a personal life insurance policy with a minimum coverage of $5,000,000 in term insurance, which policy will be owned by Mr. Hone, and the Company will provide to Mr. Hone a retirement benefit equal to 60% replacement of his compensation. The Agreement also provides for the forgiveness of indebtedness under certain circumstances. See "INTEREST OF DIRECTORS AND MANAGEMENT IN CERTAIN TRANSACTION" below.

         If Mr. Hone's services are terminated without cause (as defined in the Agreement), the Company will continue to pay him the Base Salary, the Recognition Bonus, and Performance Bonus and all benefits in the same manner and at the same times until the end of the Initial Term or Additional Term, as the case may be.

         The Agreement contains a covenant not-to-compete for a period of thirty-six (36) months after the expiration of the Initial Term and the Additional Term, if any. In the event of the termination of the services of Mr. Hone for disability or without cause (as defined in the Agreement) or at the expiration of the Term of the Agreement or at the expiration prior to age 60 of any mutually agreed upon extension of his employment, the Company will pay Mr. Hone in 36 equal monthly installments over the three-year non-competition period an amount equal to 3 times the sum of the Base Salary and Recognition Bonus as then in effect. In addition, all benefits will continue for a period of three years after such termination.

         In the event the termination of Mr. Hone's services by the Company as a result of a Change in Control (as defined in the Agreement) or upon the resignation of Mr. Hone in certain circumstances following a Non-Approved Change in Control (as defined in the Agreement), the Company will pay Mr. Hone an amount equal to 3 times the sum of his Base Salary and Recognition Bonus as then in effect and all benefits will continue for a period of three years after such termination. The Agreement also provides for the reimbursement of Mr. Hone for legal expenses incurred in connection with any legal action which may be required to collect the Company's obligations under this section of the Agreement.

         If Mr. Hone's services are terminated as a result of a Change in Control or without cause (as defined in the Agreement), he shall be obligated to provide services to the Company as a consultant as the Board of Directors may request from time to time for a period expiring 30 days after the latest date upon which any option held by him is exercisable. During such period, his compensation for services as a consultant will be $1000 per annum plus such additional remuneration as the parties may mutually agree upon.

         If any of the payments to Mr. Hone are considered "excess parachute payments" as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to avoid such a characterization.

         Jay M. Eastman

     The Company's employment agreement with Dr. Eastman, pursuant to which he was employed as Executive Vice President, expired on December 31, 1995. It contained a covenant not-to-compete and provided for a lump sum payment equal to
2.9 times his annual base salary in the event of the termination of his employment as the result of a change-in-control (as defined in the agreement).

     On January 1, 1996, Dr. Eastman became Senior Vice President - Strategic Planning. He is also a nominee for director at this Annual Meeting. It is anticipated that a new employment agreement will be entered into with Dr. Eastman reflecting his new position and responsibilities.

Interest of Directors and Management in Certain Transactions

     Pursuant to the Company's 1987 Stock Option Plan, the Company has made loans to certain optionees in amounts sufficient to exercise stock options and to pay the federal and state income taxes incurred upon the exercise of said options. All loans are evidenced by promissory notes given by the optionee, bear interest at not less than the rate in effect for the Company's senior indebtedness to a financial institution, which is payable annually, extend for a period of not more than five years, and are secured by a pledge of the shares purchased with the proceeds of the loan.

         The following is the amount of indebtedness owed to the Company by all directors and executive officers whose debt at anytime during 1995 was in excess of $60,000.

                         Largest Aggregate          Amount
                       Amount of Indebtedness    Outstanding
Name of Individual     at any time during 1995    on 2/1/96     Rate of Interest
------------------     -----------------------    ---------     ----------------

L. Michael Hone ......    $360,431               $360,431             7.34%
 Chairman of the Board,
 President and Chief
 Executive Officer

Robert S. Ehrlich ....    $232,500               $232,500             7.34%
 Director

         Pursuant to the Company's employment agreement with Mr. Hone, in the event of any termination of his services, except for termination for cause, and except for the voluntary termination of services by Mr. Hone, any indebtedness owed by him to the Company at the time of such termination will be forgiven and extinguished and the Company will pay or reimburse to Mr. Hone the amount of taxes incurred by him in connection with any such forgiveness.

         In 1995, the Company paid approximately $441,300 to Boylan, Brown, Code, Fowler, Vigdor & Wilson, LLP for legal services rendered. Justin L. Vigdor, a director, is a member of that firm and Martin S. Weingarten, secretary of the Company, is of counsel to that firm.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings.

CORPORATE PERFORMANCE GRAPH

         The following graph reflects a comparison of the cumulative total return of the Company's Common Shares from December 31, 1990 through December 31, 1995, with the Standard and Poor's 500 Index and the Standard and Poor's High Tech Composite Index. Comparisons of such sort are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Shares. The graph assumes that $100 was invested on December 31, 1990 in each of the Company's Common Shares, the Standard and Poor's 500 Index and the Standard and Poor's High Tech Composite Index and that all dividends were reinvested.

                Comparison of Five Year Cumulative Total Return*
                      Among PSC Inc., The S&P 500 Index and
                        The S&P High Tech Composite Index

                          Dec-90 Dec-91 Dec-92 Dec-93 Dec-94 Dec-95

PSC Inc. ..............   $100   $330   $435   $209   $452   $322
S&P 500 ...............    100    130    140    155    157    215
S&P High Tech Composite    100    114    119    146    170    245

* $100 invested on 12/31/90 in stock or index - including reinvestment of dividends. Fiscal year ending December 31.

                REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee"), consisting entirely of non-employee directors (James Henry, James O'Shea and Jack Rosenfeld) approves all of the policies under which compensation is paid or awarded to the Company's executive officers.

         The  Company's   policy  on  executive   compensation   is  to  provide
competitive compensation that will attract, motivate, and retain executives with superior abilities.

         The Company's compensation program for executive officers consists of the following key elements: base salary, annual cash incentives and equity based incentives. Salary and annual incentive payments are mainly designed to reward current and past performances. Equity based incentives are primarily designed to provide strong incentives for long-term future performance. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board, President and Chief Executive Officer, Mr. Hone, are described below.

         In order to determine the competitiveness of its pay structure, the Company and the Committee utilize the services of an independent compensation consultant and in November 1993, October 1994 and September 1995 they were presented with reports from the consultant (the "1993 Report", "1994 Report" and "1995 Report", respectively) analyzing compensation information for similar sized companies in comparable industries.

         Base Salary: Base salaries for executive officers (other than Mr. Hone) are recommended by management and are based upon an evaluation of the responsibilities of the position and comparing it with other executive officer positions in comparable companies. The Committee reviews the recommendations and makes salary adjustments based upon the individual's experience in the position and his performance level. The base salaries are normally reviewed annually. On the basis of the 1993 Report, the base salaries of the executive officers in 1993 were generally below the average salary range in the survey. In 1994 and 1995, the base salaries were adjusted to correspond approximately with the average of salaries offered for the positions by similar sized companies in comparable industries.

         Annual Incentive: To reward performance, the Company provides eligible executives with additional current compensation in the form of bonuses. The annual incentive program consists of two bonus plans: the Employee Profit Sharing Plan ("EPSP") in which all employees who have been employed by the Company for 90 days or more are eligible to receive payments and the Management Incentive Plan ("MIP") in which key executives are eligible to participate. Each of these plans is closely related to Company performance. Under each of the plans, a pool not exceeding 10% of the Company's net income before taxes, bonuses and non-recurring costs is established. In the case of the EPSP, each employee is entitled to receive a payment which is equal to that percentage of the pool that his total wage or salary for the prior 60 months bears to the total wages and salaries for all such employees for the same 60 months. In the case of the MIP, awards are made to such key executives as are determined at the discretion of the Committee based upon the individual's contribution to the financial performance of the Company, subject to the following limitations: (i) the maximum award to an executive officer in any fiscal year may not exceed an amount equal to his base salary during that year, and (2) the maximum award to any other non-corporate or subsidiary officer in any fiscal year may not exceed an amount equal to 20% of his base salary during that year. The MIP awards made in 1995 were below the bonus averages set forth in the 1993 Report.

         Equity Based Incentives: Stock options are granted to aid in the retention of key employees and to align the interests of key employees with those of the shareholders. Stock option grants are discretionary and reflect the current performance and continuing contribution of the individual to the success of the Company. The Committee is responsible for determining the individuals to whom grants should be made, the time of grants and the number of shares subject to each option. Stock options are granted with an exercise price equal to the fair market value of the Company's Common Shares on the day of grant. Any value received by the executive from an option grant depends completely upon increases in the price of the Company's Common Shares. Consequently, the full value of an executive's compensation package cannot be realized unless an appreciation in the price of the Company's Common Shares occurs over a period of years.

         No stock option grants were made to executive officers in 1995 except for certain option grants to individuals who first became executive officers in 1995.

CEO Compensation

         The compensation of the Chief Executive Officer reflects the same elements as the compensation of the other executive officers. As discussed above ("EXECUTIVE OFFICER COMPENSATION - Employment Agreement and Arrangements"), a new employment agreement was entered into with Mr. Hone in September 1995. After reviewing the Consultant's 1995 Report and examining the salary range for the Chairman and CEO position for similar-sized high technology companies and after considering Mr. Hone's experience and performance as Chairman and CEO, the Committee set Mr. Hone's base salary at $325,000 which was the 75th percentile of the market based salary ranges.

     Within the Agreement, the annual incentive program consists of two parts: a Recognition Bonus and a Performance Bonus. The Recognition Bonus is intended both to compensate Mr. Hone for extending the term of his employment agreement and to recognize the significant contributions he has made to the successful growth and development of the Company. The Performance Bonus is based on actual Company performance results and ranges from 0% to 95% of base salary. The Performance Bonus will begin in the 1996 fiscal year and will replace the MIP bonus that otherwise would have been paid to Mr. Hone. Based on the 1995 Report, the incentive program is within industry norms.

     Of the $86,426 received by Mr. Hone as bonus for 1995, $7,646 represented his award from the EPSP and was calculated in the same manner as that for all other employees, $18,000 represented his award from the MIP and $60,780 represented the Recognition Bonus. In making the MIP award, the Committee considered that under Mr. Hone's leadership in 1995 the Company was able to report a 45% increase in sales over 1994, a 72% increase in international sales over 1994, the completion of a secondary offering, the acquisition of certain technology licenses, the introduction of new technologically advanced products, and the formation of a new subsidiary, with an office in Miami, Florida, to support and expand the Company's distribution network in the Latin American and Carribean markets.

         Stock Retention

         In 1994, the Committee established a requirement that all executive officers and certain key employees own a specified guideline amount of shares based on a multiple of pay. Executives were given a five-year period to achieve their stock ownership goals. The Committee believes that all shareholders will benefit when the Company is managed with a goal of maximizing the return to shareholders and that shareholder return can best be maximized when executives are shareholders and, therefore, also conduct business in their own best self-interest.

         Tax Considerations

         Effective January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), places a limit of $1,000,000 on the amount of compensation that may be deducted by a publicly-held corporation in any year with respect to each of its five most highly paid executive officers. Certain performance based compensation that has been approved by stockholders is not subject to the deduction limit. At the 1994 and 1995 Annual Meetings, the Company obtained shareholder approval of the 1987 and 1994 Stock Option Plans, respectively, to qualify options under said Plans as performance based compensation and to maximize the tax deductibility of such options. Accordingly, any gains realized upon the exercise of stock options granted under said Plans will qualify as "performance-based compensation" and will be fully deductible by the Company.

                                                     Compensation Committee

                                                     James W. Henry, Chairman
                                                     James O'Shea
                                                     Jack E. Rosenfeld

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee consist of Messrs. James W. Henry (Chairman), James O'Shea and Jack E. Rosenfeld. All three members are non-employee directors and none has any direct or indirect material interest in or relationship with the Company outside of his position as director.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

          PROPOSALS TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
             TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES AND
                  TO AUTHORIZE A NEW CLASS OF PREFERRED SHARES
                                 (Proxy Items 2 and 3)

         The Board of Directors has approved, and recommends to the shareholders for their approval and adoption, two amendments to the Company's Certificate of Incorporation (the "Certificate"). One amendment would increase the number of authorized Common Shares, par value $.01 per share, of the Company from 25,000,000 shares to 40,000,000 shares and the other amendment would authorize a new class of Preferred Shares, consisting of 10,000,000 Preferred Shares, par value $.01 per share. Each amendment will be voted upon separately and neither is conditioned upon the approval of the other.

         As of March 18, 1996, there were 10,001,124 Common Shares issued and outstanding. Additionally, approximately 4,275,000 Common Shares are reserved for issuance under the Company's stock option plans and Employee Stock Purchase Plan. Thus, an aggregate of 14,276,000 Common Shares are issued and outstanding or reserved for issuance, representing approximately 57% of the Company's authorized Common Shares.

         The Company currently has no authorized Preferred Shares.

         The additional Common Shares for which authorization is sought would become part of the existing class of Common Shares. The new Common Shares, when issued, would have the same rights and privileges as the Common Shares presently outstanding. No shareholder of the Company has any preemptive right to subscribe for or purchase any of the Common Shares, and, once authorized, such Common Shares would be available for issuance at such time and on such terms as the Board of Directors may consider appropriate.

         Holders of Common Shares are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therfor. The Company has not paid any cash dividends on the Common Shares since 1979.

         Holders of the Common Shares have no redemption, conversion or sinking fund rights. Holders of Common Shares are entitled to one vote per share on all matters submitted to a vote of holders of Common Shares and do not have any cumulative voting rights. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Shares are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Shares.

         The Preferred Shares for which authorization is sought would be available for issuance at such time and on such terms as the Board of Directors may consider appropriate. No Preferred Shares have ever been issued, and the Company has no present plans to issue any Preferred Shares. The Board of Directors would be authorized to provide for the issuance of Preferred Shares in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof, including without limitation, the dividend rate, conversion rights, voting rights and redemption price and liquidation preference, to fix the number of shares constituting any such series and to increase and decrease the number of shares of such series. The Board of Directors of the Company, without obtaining shareholder approval, would be able to issue the Preferred Shares with voting rights or conversion rights which could adversely affect the voting power of the holders of Common Shares.

         In the opinion of the Board of Directors of the Company, the additional authorized Common Shares and the newly authorized series Preferred Shares will benefit the Company by providing flexibility to the Board of Directors, without requiring further action or authorization by the Company's shareholders (except as may be required by law or the rules of any stock exchange on which the Company's securities may then be listed), to issue additional Common Shares and Preferred Shares from time to time in responding to business needs and opportunities as they arise, or for other proper corporate purposes. These opportunities, needs and purposes might include, for example, the obtaining of capital funds through public and private offerings of Common Shares or Preferred

Shares or of securities convertible into Common Shares or Preferred Shares and the use of Common Shares or Preferred Shares in connection with structuring possible acquisitions of businesses and assets. Additionally, the Board, in its discretion, could in the future declare stock splits or stock dividends or, subject to shareholder approval, increase, establish or extend stock option and other stock awards plans. Further, the availability of Preferred Shares, the rights of which could be fixed by the Board from time to time, would provide the Board with added flexibility to tailor the characteristics of a class of capital stock to meet the needs of a particular financing, acquisition or other proper corporate purpose. Although the Company regularly reviews and evaluates potential business opportunities and acquisitions, it does not have any agreements or commitments at this time to issue any shares for such purpose nor does it have any present plans with respect to financings, stock splits, dividends or other actions requiring the issuance of Common Shares or Preferred Shares, except for the issuance of Common Shares in connection with existing stock option and employee stock purchase plans.

         If approved by the shareholders, the additional authorized Common Shares and the newly authorized series Preferred Shares will allow the Company to take prompt action with respect to corporate opportunities that develop without the delay and expense incident to the holding of a special meeting of shareholders to consider any specific issuance. It is not the present intention of the Board of Directors to seek shareholder approval prior to any issuance of additional Common Shares or issuance of the series Preferred Shares unless required by law or by the rules of any stock exchange on which the Company's shares may then be listed. The Company's Common Shares currently trade on the Nasdaq National Market tier of The Nasdaq Stock Market ("Nasdaq"). Nasdaq curently requires shareholder approval in several instances, including acquisition transactions where the present or potential issuance of shares could result in an increase in the number of Common Shares outstanding by 20% or more.

         Although the Board of Directors would only authorize the issuance of additional Common Shares and the series Preferred Shares based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional authorized shares could have the effect of diluting the voting power or book value per share of the outstanding Common Shares. The Board of Directors (if consistent with its fiduciary responsibilities) could also attempt to deter future takeover attempts by issuing additional Common Shares or Preferred Shares to dilute the ownership of persons seeking to gain control of the Company and to impede any unsolicited bid for control of the Company which the Board believed was not in the best interests of the Company and its shareholders. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt or by issuing Preferred Shares or stock rights to shareholders which shares or rights would acquire certain characteristics (such as conversion or redemption rights) upon an unfriendly attempted takeover. In addition, the Board will have the ability to fix the characteristics of the authorized Preferred Shares. These include, among other things, each share having more than one vote, voting as a separate class on certain matters, special conversion rights or redemption features. The Company, however, is aware of no such takeover attempt and has no plans or arrangements with respect to the same. The issuance of any additional shares will be on terms deemed to be in the best interests of the Company and its shareholders.

         The Company's Board of Directors has not proposed either of the amendments to the Certificate as anti-takeover measures, nor does the Board presently intend for the foreseeable future to propose anti-takeover measures in any future proxy solicitations. Any actions taken by the Company to discourage an attempt to acquire control of the Company may result in shareholders not being able to participate in any possible premiums which may arise in the absence of anti-takeover provisions, and could be used to entrench management's position even if such change in control may be beneficial to shareholders.

         The approval of each of the amendments to the Certificate will not of itself cause any change in the capital stock or surplus of the Company. However, any future issuance of Common Shares or Preferred Shares may have a dilutive effect on the present equity holdings of shareholders of the Company.

        Certain other provisions of the Company's Certificate and by-laws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. In addition, the Certificate provides that shareholders may remove a director only for cause and only by the vote of the holders of two-thirds of the Common Shares of the Company. This provision, when coupled with the provision of the Certificate authorizing only the Board of Directors to fill vacant directorships, will preclude shareholders from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with their own nominees, and will make more difficult, and therefore may discourage, a proxy contest to change control of the Company. The Certificate also provides that special meetings of shareholders of the Company may be called only by the Board of Directors. These provisions of the Certificate may be changed only by the affirmative vote of the holders of two-thirds of the Common Shares of the Company entitled to vote on such matters at a meeting duly called for such purpose.

         The By-laws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide prior written notice thereof, as set forth in the By-Laws. See "General Information Proxy Statement Proposals."

         If approved by the shareholders at the Annual Meeting, the increase in the number of Common Shares and the authorization of the new class of series Preferred Shares would become effective upon the filing of the Certificate of Amendment to the Certificate of Incorporation with the New York Secretary of State, which filing would take place shortly after the Annual Meeting.

         If both amendments are approved, the text of Paragraph 4 of the Certificate of Incorporation, as amended, would be as follows:

         "4. The aggregate number of shares of which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of which Forty Million (40,000,000) shares shall be Common Shares, having a par value of $.01 per share and Ten Million (10,000,000) shares shall be Preferred Shares, having a par value of $.01 per share.

         Subject to the limitations and in the manner provided by law, Preferred Shares may be issued from time to time in series, and the Board of Directors of the Corporation is hereby expressly empowered and authorized to establish and designate series, to fix the number of shares constituting each series, and to fix the designations and the relative rights, preferences and limitations of the shares of each series."

         Approval of each of the amendments to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have the same effect as a vote against an amendment. Each amendment will be voted upon separately and neither is conditioned upon the approval of the other.

         The Board of Directors recommends that shareholders vote FOR the approval of each of the proposed amendments to the Company's Certificate of Incorporation.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur  Andersen  LLP  have  been  the  Company's   independent  public
accountants since June 1985, and have been retained by the Board of Directors for the current year.

         It is anticipated that representatives of Arthur Andersen LLP will be present at the Annual Meeting and they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be presented at the Annual Meeting, but if other matters properly come before the meeting, the persons named as Proxies in the enclosed Proxy will vote according to their best judgment. Shareholders are requested to date and sign the enclosed Proxy and to mail it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may revoke your Proxy at that time and vote in person, if you wish. Otherwise your Proxy will be voted for you.

THE COMPANY WILL MAKE AVAILABLE AT NO COST, UPON THE WRITTEN REQUEST OF A SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF EXHIBITS TO THE COMPANY'S FORM 10-K WILL BE MADE AVAILABLE, UPON WRITTEN REQUEST OF A SHAREHOLDER AND THE PAYMENT TO THE COMPANY OF THE REASONABLE COSTS OF REPRODUCTION AND MAILING.

                                         By Order of the Board of Directors


                                               Martin S. Weingarten
                                                   Secretary

Dated:   March 25, 1996
         Rochester, New York

APPENDIX A.


                                      PROXY
       PROXY                         PSC INC.                    PROXY
                         ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, APRIL 30, 1996

The undersigned, revoking all prior proxies, hereby appoints L. Michael Hone and Justin L. Vigdor, and either one of them with full power of substitution, as proxy or proxies to vote for the undersigned, in the name of the undersigned, all of the Common Shares of PSC Inc. (the "Company") of the undersigned, as if the undersigned were personally present and voting at the Company's Annual Meeting of Shareholders to be held at the Dryden Theatre, George Eastman House, 900 East Avenue, Rochester, New York on April 30, 1996 at 9:00 a.m. (the "Annual Meeting"), and at any and all adjournments thereof, upon the following matters:

                  (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                                      Common

                                   ------------

1.       Election of three (3) directors, each to serve a three-year term.

         FOR all nominees                              WITHHOLD
         listed below                                  AUTHORITY
         (except as marked                           to vote for all
         to the contrary)                            nominees listed

         ---------------                             -----------------
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

         Jay M. Eastman             James W. Henry            Thomas J. Morgan

         ---------------            --------------            ----------------

2. Proposal to amend the Certificate of Incorporation to increase the number of authorized Common Shares.

         FOR                        AGAINST                   ABSTAIN

         --------------             --------------            ----------------

3. Proposal to amend the Certificate of Incorporation to authorize a new class of Preferred Shares.

         FOR                        AGAINST                    ABSTAIN


         ---------------           ---------------            ---------------

4. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTORS SPECIFIED IN THE PROXY STATEMENT AND FOR PROPOSALS 2 AND 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Dated:            , 1996
      ------------


     Signature


     -----------------------
     Signature


     -----------------------

IMPORTANT: Sign the Proxy exactly as your name or names appear on your Common Share certificate; in the case of Common Shares held in joint tenancy, each joint tenant must sign. Fiduciaries should indicate their full titles and the capacity in which they sign. Please complete, sign, date and return this Proxy promptly in the enclosed envelope.